UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2008

REMEC, INC.

(Exact name of registrant as specified in its charter)

California	1-16541	95-3814301
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3790 Via de la Valle, Del Mar, CA 92014

(Address of principal executive offices, with zip code)

(858) 259-4302

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Regulation FD Disclosure.

On June 17, 2008, the Board of Directors of REMEC, Inc. (OTCBB: REMC.OB) declared a liquidating cash distribution of $0.50 per share to shareholders of record at the close of market (4:00 p.m. Eastern Time) on June 27, 2008. The payment date is expected to be on July 8, 2008.

The Board set the distribution amount at a level it believes will result in the Company retaining sufficient available cash following the distribution to cover reserves for estimated liabilities as reflected on the Company’s current financial statements as well as an additional amount for currently unknown liabilities and expenses. The Company anticipates paying additional cash distributions to its shareholders in the future, subject to review of its remaining obligations and liabilities by the Board. While the Company has endeavored to make adequate reserves for all known and contingent liabilities, there is no guarantee that the reserves established by the Company will be adequate to cover such expenses and liabilities. Cash available for future liquidating distributions to shareholders may be reduced if actual liabilities are greater than estimated, or if currently unknown claims are made against the Company in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMEC, INC.

Date: June 17, 2008	By:	/s/ Richard A. Sackett
Richard A. Sackett, President